Exhibit 99.1

[Phar-Mor LOGO HERE]

                                                   PHAR-MOR, INC.
                                                   20 FEDERAL PLAZA WEST
                                                   P.O. BOX 400
                                                   YOUNGSTOWN, OHIO 44501-0400

                                                   330-740-1054
                                                   330-740-2985 FAX

NEWSNEWSNEWSNEWSNEWSNEWSNEWSNEWSNEWSNEWSNEWSNEWSNEWSNEWSNEWSNEWSNEWSNEWSNEWS

FOR IMMEDIATE RELEASE


           PHAR-MOR, INC. COMPLETES ACQUISITION OF PHARMHOUSE CORP.
            CREATING A 138 DISCOUNT DRUGSTORE CHAIN IN 24 STATES

     Transaction will Bring Phar-Mor's "Don't Pay Drugstore Prices" Concept
                                  To New Locations

Corporate-wide Consolidation to Lead to Reduced Administrative and Operating
Costs

YOUNGSTOWN, OH, AND EAST BRUNSWICK, NJ, MARCH 15, 1999 -
Phar-Mor, Inc. (PMOR: NASDAQ) and Pharmhouse Corp.(PHSE: NASDAQ) today announced that they have completed the acquisition by Phar-Mor of Pharmhouse Corp., thereby creating a discount drugstore chain of 138 stores operating under the names "Phar-Mor", "Pharmhouse" and "The Rx Place" in 24 states. The first phase of consolidation, which will begin immediately, will bring Phar-Mor's "Don't Pay Drugstore Prices" concept to the Pharmhouse locations through a re-merchandising program that will offer all shoppers a large selection of quality products at deep discount prices.

As part of the transaction, Phar-Mor paid approximately $7.51 million in cash plus the assumption of approximately $26.0 million in debt, for a total valuation of approximately $33.51 million for Pharmhouse Corp. Under the terms of the agreement, Phar-Mor will pay each Pharmhouse shareholder $2.88 per share in cash.

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Phar-Mor also announced that the corporate-wide consolidation will lead to reduced administrative and operating costs through economies of scale by leveraging Phar-Mor's state-of-the-art distribution and warehouse systems. Redundant operations will be phased out and the Pharmhouse headquarters operations, located in East Brunswick, New Jersey, will be consolidated with Phar-Mor's headquarters in Youngstown, Ohio during the next 90 days. The 32 Pharmhouse and Rx Place stores will continue to operate under their current names and no store closings are currently expected.

"The addition of the Pharmhouse and Rx Place stores to the Phar-Mor chain, along with the recent launch of our online vitamin store, PVSvitamins.com, accelerates our growth strategy," said David Schwartz, President and Chief Operating Officer of Phar-Mor. "These recent developments will not only help us move into new markets, they will also help us better serve our customers and build shareholder value. By increasing our operating efficiencies, we will be able to offer all of our customers high-quality products at the lowest prices around. As a result, we expect that this acquisition will be accretive to Phar-Mor's earnings in our first full fiscal year operating these stores and significantly more accretive in the second full year."

Phar-Mor is a retail drugstore chain operating 138 stores under the names "Phar-Mor", "Pharmhouse" and "The Rx Place" in 24 states with annual revenues of approximately $1.3 billion. Phar-Mor's online vitamin store is accessible at www.pvsvitamins.com and through the corporate Web site at www.pharmor.com. The Company's common stock is traded on the NASDAQ National Market under the symbol "PMOR".

This press release contains statements relating to the future results of Phar-Mor, Inc. and its market share in the industry (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from projected as a result of certain risks and uncertainties, including, but not limited to, market acceptance of Phar-Mor's stores and merchandising concepts, changes in political and economic conditions, demand for and market acceptance of new and existing products, availability of new products, increased competition as well as other risks and uncertainties detailed from time to time in the filings by Phar-More, Inc. with the Securities and Exchange Commission.


Contacts:

For Phar-Mor:                            For Pharmhouse:
Vicki Elkins                             Marcie Davis
(212) 848-7784                           Executive Vice President
                                         Or Kenneth Davis
                                         President, CEO and COO
                                         (732) 698-1166


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